UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 6, 2015

RELM Wireless Corporation
(Exact Name of Registrant Specified in Charter)

Nevada
(State or other jurisdiction of incorporation)

001-32644 (Commission File Number)	59-34862971 (I.R.S. Employer Identification No.)

7100 Technology Drive, West Melbourne, FL (Address of principal executive offices)	32904 (Zip Code)
Registrant’s telephone number, including area code (321) 984-1414
N/A (Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the agreement entered into as of March 2, 2015 (the “Agreement”) between RELM Wireless Corporation (the “Company”) and Fundamental Global Investors, LLC (“Fundamental”), on July 6, 2015, the board of directors of the Company (the “Board”) increased the size of the Board to seven members and appointed D. Kyle Cerminara to serve as a director of the Company.

The Board has determined, in its business judgment, that D. Kyle Cerminara qualifies as independent under the independence standards set forth in the NYSE MKT Corporate Governance Requirements.  There are and have been no transactions, either since the beginning of the Company’s last fiscal year or that are currently proposed, regarding Mr. Cerminara that are required to be disclosed pursuant to Item 404(a) of Regulation S-K, and no arrangement or understanding exists between Mr. Cerminara and any other person or persons pursuant to which Mr. Cerminara was selected as a director. Mr. Cerminara will be compensated for his services as a director of the Company in a manner consistent with that of the Company’s other non-employee directors, as described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 3, 2015.  Such compensation includes an initial grant to Mr. Cerminara, upon the date of appointment, of an option to purchase 5,000 shares of Company common stock pursuant to the Company’s 2007 Incentive Compensation Plan.

Mr. Cerminara is Chief Executive Officer, Co-Founder and Partner of Fundamental Global Investors, LLC, an SEC registered investment advisor that manages equity and fixed income hedge funds.

Item 7.01 Regulation FD Disclosure.

On July 6, 2015, the Company issued a press release announcing the appointment of Mr. Cerminara to the Board and the execution of the Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1           Press Release, dated July 6, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 6, 2015
RELM WIRELESS CORPORATION

By:	/s/ William P. Kelly
William P. Kelly, Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release, issued July 6, 2015.